EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61476, 333-97209, 333-129002, 333-143519, 333-161159, 333-174559, and 333-184604 on Form S-8, and Registration Statement No. 333-142400 on Form S-3 of our reports dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of Greatbatch, Inc. and subsidiary (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Greatbatch, Inc. for the year ended December 28, 2012.

/s/ Deloitte & Touche LLP

Williamsville, New York

February 27, 2013